                                                                     EXHIBIT 5.2

                                  May 16, 2003

Duke Energy Corporation
422 South Church Street
Charlotte, NC 28201


Dear Sirs and Mesdames:

         I have acted as counsel to Duke Energy Corporation (the "Corporation") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, the issuance by the Corporation of $500,000,000 aggregate principal amount of First and Refunding Exchange Securities, 3.75% Series B due 2008 (the "Exchange Securities") of the Corporation. The Exchange Securities will be offered by the Corporation in exchange for $500,000,000 aggregate principal amount of its outstanding First and Refunding Mortgage Bonds, 3.75% Series A due 2008 (the "Securities").

         The Exchange Securities will be issued under and secured by a First and Refunding Mortgage, dated as of December 1, 1927 (the "Original Mortgage"), between the Corporation and JPMorgan Chase Bank, as successor trustee (the "Trustee"), as amended and supplemented by various supplemental indentures, including the Eighty-First Supplemental Indenture, dated as of February 25, 2003, creating the Exchange Securities (the Original Mortgage, as amended and supplemented, being referred to as the "Mortgage").

         I have relied as to certain factual matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing (except the certificates representing the Exchange Securities, of which I have examined specimens), and have made such other and further investigations as I deemed necessary to express the opinions hereinafter set forth. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, I am of the opinion that:

         (i) When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Mortgage upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Duke Energy Corporation
May 16, 2003
Page 2 of 2

         My opinion in paragraph (i) above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         I am a member of the Bar of the State of North Carolina, and I do not express any opinion herein concerning any law other than the laws of the State of North Carolina. With your permission, I am relying as to all matters of the laws of the State of South Carolina on the opinion dated hereof of Karol P. Mack, Esq., a copy of which is attached hereto.

         I hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the above-mentioned Registration Statement and to the use of my name and the reference made to me under the caption "Legal Matters" in such Registration Statement and (ii) the reliance of Simpson Thacher & Bartlett, as counsel to the Corporation, on the opinions expressed herein for purposes of its opinion letter to the Corporation, of even date herewith.

         This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or, except as set forth above, relied upon by or furnished to any other person without my prior written consent.

                               Very truly yours,

                                /s/ Robert T. Lucas III
                               -------------------------
                               Robert T. Lucas III, Esq.
                               Associate General Counsel and Assistant Secretary